Exhibit 99.3

Contact:

Diane Bessette

Vice President and Treasurer

Lennar Corporation

(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR TO TENDER FOR SENIOR NOTES

MIAMI, July 17, 2012 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that it is commencing a tender offer for any and all its outstanding 5.95% senior notes due 2013, of which $267,722,000 principal amount are currently outstanding. The price offered for 2013 Notes will be 103% of their principal amount, which includes a payment for early tenders. The tender offer will be conditioned upon, among other things, on completion of a $300 million private offering of senior notes that is expected to close by July 23, 2012; however, Lennar has the right to waive that condition. The terms and conditions of the tender offer are described in an Offer to Purchase and accompanying Letter of Transmittal that are being distributed to the holders of the notes.

The tender offer will expire at 8:00 a.m., New York City time, on August 14, 2012, unless it is extended or it is terminated before then. Notes that are validly tendered before 5:00 p.m., New York City time, on July 30, 2012 and not withdrawn will receive a tender consideration that includes an early tender payment. The tender consideration for notes that are tendered after that date and prior to expiration of the offer will not include the early tender payments. If Lennar accepts any tendered notes, it will accept and pay for notes that are validly tendered and not withdrawn at or before 5:00 p.m. on July 30, 2012 shortly after that time, and it will accept and pay for notes that are tendered between that time and the time when the offer expires shortly after the offer expires. Notes that are tendered in response to the tender offer may be withdrawn at any time before 5:00 p.m., New York City time, on July 30, 2012, but may not be withdrawn after that time.

The dealer managers for the tender offer will be Deutsche Bank Securities Inc. (which can be reached at (212) 250-7527 or (855) 287-1922 (toll free)) and Citigroup (which can be reached at (212) 723-6106 or (800) 558-3745 (toll free)). Global Bondholder Services Corporation will serve as the depositary and information agent. Requests for copies of the Offer to Purchase or Letter of Transmittal should be directed to Global Bondholder Services Corporation at (212) 430-3774 (banks and brokers) or (866) 294-2200 (toll-free).

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This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell notes.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause actual events or transaction terms to differ materially from the events and transaction terms anticipated in forward-looking statements. We do not undertake any obligation to update forward-looking statements, except as required by federal securities laws.

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